CAPITAL Z FINANCIAL SERVICES FUND II, L.P. CAPITAL Z FINANCIAL SERVICES PRIVATE FUND II, L.P. c/o Capital Z Partners, Ltd. 54 Thompson Street New York, NY 10012	September 20, 2005

RER REINSURANCE HOLDINGS, L.P. c/o RER Reinsurance Holdings, L.P. 777 Main Street Suite 2250 Fort Worth, TX 76102

RESERVOIR CAPITAL PARTNERS, L.P. RESERVOIR CAPITAL MASTER FUND, L.P. c/o Reservoir Capital Management L.L.C. 650 Madison Avenue 26th Floor New York, NY 10022

Robert Stavis c/o Bessemer Venture Partners 1865 Palmer Avenue Suite 104 Larchmont, NY 10538

Dear Gentlemen:

          Reference is made to the Description of Stock (the “Description of Stock”) for the Series A Convertible Voting Preferred Shares, Series B Convertible Voting Preferred Shares, Series C Convertible Voting Preferred Shares, (the foregoing Series of Preferred Shares are hereinafter collectively referred to as the “Preferred Shares”), Class A Convertible Voting Common Shares, Class B Convertible Voting Common Shares and Class C Convertible Voting Common Shares, (the foregoing Classes of Convertible Voting Common Shares are hereinafter collectively referred to as the “Convertible Common Shares”), of PXRE Group Ltd. (the ”Company”). Capitalized terms used herein and not otherwise defined shall have the meaning assigned to such terms in the Description of Stock.

WHEREAS:

(1)	The Company wishes to raise additional capital by the issue and sale of further stock of the Company, including, without limitation, Convertible Common Shares;

(2)	Pursuant to paragraph 6(g) of the Description of Stock, the Company is required to and has reserved and kept available for issuance out of the authorised but un-issued Common Shares, such number of Common Shares issuable by the Company on the conversion of all the currently issued and outstanding Preferred Shares and Convertible Common Shares respectively.

          NOW THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the Company and the holders of Preferred Shares and Convertible Common Shares do hereby agree and consent as follows:

1. Consent to Use of Convertible Common Shares. Subject only to compliance with paragraph 6(g) of the Description of Stock, the Board of Directors of the Company may in its discretion, at any time, and from time to time, issue or cause to be issued all or any part of the authorized but un-issued Convertible Common Shares of the Company for consideration of such character and value as the Board shall in its absolute discretion from time to time determine.

2. Miscellaneous. This agreement (a) shall be governed by and construed in accordance with the laws of Bermuda, without regard to principles of conflicts of laws and, in connection therewith, each party hereto consents to the exclusive jurisdiction of the Supreme Court of Bermuda over any dispute arising from this letter agreement; (b) shall not be assigned or delegated by any party hereto without the consent of the other parties hereto and shall be binding upon the parties' respective successors and permitted assigns; (c) may be executed in counterparts and delivered by facsimile transmission; and (d) constitutes the entire agreement among the parties hereto relating to the subject matter hereof and supersedes all prior agreements or understandings among the parties hereto relating to such subject matter.

IN WITNESS WHEREOF, the Company and the holders of Preferred Shares and Convertible Common Shares have caused this agreement and consent to be executed by their duly authorized representatives.

  [NEXT PAGE IS SIGNATURE PAGE]

PXRE GROUP LTD.

By:	/s/ Jeffrey L. Radke Name: Jeffrey L. Radke Title: President and Chief Executive Officer

CAPITAL Z FINANCIAL SERVICES FUND II, L.P.

By: By:	Capital Z Partners, L.P., its general partner Capital Z Partners, Ltd. its sole general partner By: /s/ Bradley Cooper Name: Bradley Cooper Title:

CAPITAL Z FINANCIAL SERVICES PRIVATE FUND II, L.P.

By: By: By:	Capital Z Partners, L.P., its general partner Capital Z Partners, Ltd. its sole general partner /s/ Bradley Cooper Name: Bradley Cooper Title:

RESERVOIR CAPITAL PARTNERS, L.P.

By: By: By:	Reservoir Capital Group, L.L.C., its sole general partner Reservoir Capital Management, its managing member /s/ Melissa Parish Name: Melisa Parish Title:

RESERVOIR CAPITAL MASTER FUND, L.P.

By: By: By:	Reservoir Capital Group, L.L.C., its sole general partner Reservoir Capital Management, its managing member /s/ Melissa Parish Name: Melissa Parish Title:

RER REINSURANCE HOLDINGS, L.P.

By:	/s/ Richard Rainwater Name: Richard Rainwater Title: General Partner

/s/ Robert Stavis
Robert Stavis